Exhibit (l)
                                 JOHN Y. KEFFER
                       c/o Keffer Capital Management Inc.
                                   61 Broadway
                            New York, New York 10006






                                                               December 29, 1986


Prime Value Funds, Inc.
61 Broadway
New York, New York 10006

Gentlemen:

In connection with my purchase of 100,000 shares of Tax Exempt Fund Common Stock for a cash consideration of $1.00 per share, this will confirm that I am buying such shares for investment for my account only, and not with a view to reselling or otherwise distributing them.


                                                              Very truly yours,

                                                              /s/ John Y. Keffer
                                                              John Y. Keffer


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